Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated March 31, 2016 relating to the balance sheet of Rock Fund VII-A, LLC as of March 22, 2016, and the related statements of operations, changes in member’s equity, and cash flows for the period from March 21, 2016 (inception) to March 22, 2016, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

December 8, 2016

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com